Exhibit 10.7

March 4, 2021

Re:	PIPE Commitment Agreement

Ladies and Gentlemen:

We are writing to record the principal terms and conditions on which Arrow Capital, or one or more of its affiliated or group companies (collectively, “Arrow”), is willing, in principle, to assist Tribe Capital Growth Corp I, a Delaware corporation (the “Company”), in raising capital (the “Services”) in connection with the Company’s initial business combination (the “Business Combination”). The Company is seeking to consummate an initial public offering (the “IPO”) pursuant to a registration statement on Form S-1 (File No. 333-252413), filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 25, 2021, as amended from time to time (the “Registration Statement”). The terms on which Arrow is willing to provide such Services are set forth in this agreement (this “Agreement”) and are as follows:

1.	Services. In the event the US investment bank to be engaged by the Company (the “Bank”) for the purposes of raising capital (“PIPE”), in an amount which Arrow and the Company will mutually agree is required to be raised in connection with the Business Combination (the “Required PIPE Amount”), is unable to secure investors to invest the full Required PIPE Amount on or prior to the announcement of the Business Combination (the “PIPE Deadline”), Arrow shall engage with family offices, sovereign wealth funds, and Arrow’s investor network in the Gulf Cooperation Council (“GCC”), India and South East Asia to secure the Required PIPE Amount. If the Bank fails to raise the full Required PIPE Amount prior to the PIPE Deadline, Arrow commits to raise the balance of the Required PIPE Amount that the Bank failed to raise, up to a maximum of 30% of the Required PIPE Amount (the “Arrow Commitment Amount”) through a single purpose vehicle (“PIPE SPV”) dedicated for this purpose from Arrow’s network of investors, subject to Arrow’s positive due-diligence on the Business Combination target and Business Combination terms. Arrow shall cause its senior executives and key employees to attend road shows, if needed, for the Company’s fund raising efforts (including in connection with the PIPE) along with Company’s management team, the Company’s sponsor and/or applicable underwriters and advisors. At no time shall Arrow be required to raise more than the Arrow Commitment Amount. Arrow’s failure to raise the Arrow Commitment Amount, as contemplated by this Section 1, shall result in an automatic transfer of a portion of Warrants (as defined in the Co-Sponsorship Agreement) pursuant to the terms of that certain Co-Sponsorship Agreement dated October 12, 2020, by and between Arrow Multi Asset Fund SPC – Arrow SP4 and Tribe SSG LLC (“Tribe SSG”) (the “Co-Sponsorship Agreement”). Notwithstanding anything herein to the contrary, Arrow’s aggregate liability hereunder or otherwise shall in no event exceed the transfer of a portion of Warrants as provided herein.

2.	Indemnification. Each party shall indemnify the other against any reasonable loss, cost or damages (including reasonable attorney’s fees and expenses) incurred as a result of such party’s breach of any representation, warranty, covenant or agreement in this Agreement, as determined by a final non-appealable judgment of a court of competent jurisdiction. The Company shall also indemnify and hold harmless all representatives, directors and officers of Arrow, against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative in connection with the terms of this agreement.

3.	Term. Arrow’s obligation to provide services hereunder shall be in effect until the earlier of (i) the consummation of the Business Combination within the time frame permitted by the Company’s amended and restated certificate of incorporation (the “Charter”), which, as of the date hereof, is expected to be 24 months from the consummation of the IPO, including any extensions beyond such term effected pursuant to the terms of the Charter, and (ii) the liquidation of the Company in the event that the Company is unable to consummate the Business Combination within the time frame permitted by the Charter (including any extensions) (such period under (i) and (ii), collectively, the “Term”).

4.	Termination. This Agreement may be terminated at any time prior to the Term:

a.	by mutual written consent of the Company and Arrow; or

b.	automatically

i.	if the IPO is not consummated on or prior to March 31, 2021;

ii.	if the gross proceeds from the IPO do not equal or exceed $200,000,000;

iii.	if the Business Combination is not consummated within 24 months from the closing of the IPO, including any extensions beyond such term effected pursuant to the terms of the Charter;

iv.	upon the resignation, removal or death of a majority of the existing members of the management team of the Company;

v.	if Tribe SSG or any of its affiliates or the Company becomes subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within sixty (60) days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of or any of its affiliates or the Company, in each case which is not removed, withdrawn or terminated within sixty (60) days after such appointment; or

vi.	if any member of Tribe SSG is convicted in a criminal proceeding for a crime involving fraud or dishonesty.

In the event of any termination of this Agreement pursuant to this Section 5, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Arrow and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease.

5.	Disclosure. Arrow hereby acknowledges that (i) the terms of this Agreement will be disclosed in the Registration Statement, (ii) this Agreement will be filed with the SEC as an exhibit to the Registration Statement and (iii) the Company will disclose the terms of this Agreement to potential IPO investors and to potential Business Combination targets.

6.	Waiver of Claims against Trust. Arrow hereby acknowledges that it is aware that the Company will establish a trust account (the “Trust Account”) for the benefit of its public stockholders upon the closing of the IPO. Arrow, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company, except for redemption and liquidation rights, if any, Arrow may have in respect of any shares issued as part of the units sold in the IPO (“Public Shares”) held by Arrow. Arrow hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, Arrow may have in respect of any Public Shares held by Arrow; provided, however, that the foregoing shall not restrict Arrow from bringing any claim Arrow may have against the Company against the Company (or any successor entity) following consummation of a Business Combination or against any funds held by the Company outside of the Trust Account prior to the consummation of a Business Combination.

7.	Other Agreements.

a.	Further Assurances. Each of the Company and Arrow agrees to execute such further instruments and to take such further action, including payment of any fees or any other expenses as may reasonably be necessary to carry out the intent of this Agreement.

b.	Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail or overnight courier service, (ii) by facsimile and (iii) by electronic mail, in each case to the address, facsimile number or email address as set forth on the signature page hereto. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

c.	Entire Agreement. This Agreement, together with those certain agreements to be entered into between Arrow (and/or its affiliates) and the Company or Tribe Arrow Holdings I LLC in connection with the IPO, including but not limited to the sponsor operating agreement and the Co-Sponsorship Agreement (collectively, the “Ancillary Agreements”), embodies the entire agreement and understanding between Arrow and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

d.	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

e.	Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by all parties hereto. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

f.	Assignment. The rights and obligations under this Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties; provided that Arrow may assign its rights and obligations to an affiliate without the prior consent of the other parties.

g.	Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

h.	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof.

i.	Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

j.	No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

k.	Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

l.	Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

m.	Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

n.	Mutual Drafting. This Agreement is the joint product of Arrow and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

[Signature Page Follows]

If the foregoing accurately sets forth our understanding and agreement, please sign the enclosed copy of this Agreement and return it to us.

Accepted and agreed this 4th day of March, 2021.

TRIBE CAPITAL GROWTH CORP I

By:	/s/Arjun Sethi
Name:	Arjun Sethi
Title:	Chief Executive Officer
Address:	2700 19th Street, San Francisco CA 94110
Facsimile:
Email:	arj@tribecap.co

ARROW CAPITAL

By:	/s/Parveena Edwards
Name:	Parveena Edwards
Title:	Country Manager
Address:	Unit 9, Ground Floor, Lighthouse Building, Vivea Business Park, Moka, Mauritius
Facsimile:	+230 432 1374
Email:	Parveena.Edwards@arrcap.com

[Signature Page to Arrow PIPE Commitment Agreement]